UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: August 31, 2017

(Date of earliest event reported)

TENET HEALTHCARE CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	1-7293	95-2557091
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

(Address of principal executive offices, including zip code)

(469) 893-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.06.	Material Impairments.

On August 31, 2017, Tenet Healthcare Corporation (the “Company”) agreed to sell the Company’s two Philadelphia-area acute care hospitals, Hahnemann University Hospital and St. Christopher’s Hospital for Children, and certain related assets to affiliates of Paladin Healthcare Capital, LLC (“Paladin”). The transaction is subject to regulatory approvals and other closing conditions, as further described below. In connection therewith, the Company concluded that it expects to record an estimated non-cash impairment charge of approximately $230 million pre-tax (approximately $150 million after-tax) within continuing operations in the quarter ending September 30, 2017. The impairment-related charge is not currently expected to result in material future cash expenditures.

Item 7.01.	Regulation FD Disclosure.

On September 1, 2017, the Company issued a press release regarding the sale of its Philadelphia-area hospitals. A copy of the press release is attached to this report as Exhibit 99.1 and incorporated herein by reference.

Item 8.01.	Other Events.

On August 31, 2017, certain subsidiaries of the Company entered into a definitive agreement (the “Asset Sale Agreement”) for the sale of the Company’s two Philadelphia-area hospitals and certain related assets (the “Divested Assets”) to certain subsidiaries and other affiliates of Paladin (collectively, “Purchaser”). Subject to the terms and conditions set forth in the Asset Sale Agreement, the Company has agreed to sell the Divested Assets to Purchaser for $152.5 million in cash, subject to customary purchase price adjustments. Purchaser has also agreed to deliver at the closing a three-year secured promissory note in favor of a subsidiary of the Company in the amount of $17.5 million (the “Promissory Note”).

The completion of the transaction is subject to several closing conditions, including but not limited to (i) Purchaser’s receipt of financing consistent with the terms of previously delivered commitment letters by third-party lenders and arrangers (which letters are also subject to a number of conditions and further approvals), (ii) confirmation regarding certain due diligence matters related to the real estate portion of the Divested Assets, (iii) certain regulatory or governmental filings and approvals having been made or obtained, (iv) receipt of various third party consents and estoppels related to the Divested Assets, and (v) the execution and delivery of numerous ancillary documents to the Asset Sale Agreement including, but not limited to, the Promissory Note, certain real estate documentation, guarantees and a transition services agreement for the provision of certain information technology-related services by the Company following the closing of the transaction. The parties may terminate the Asset Sale Agreement if the transaction is not consummated on or prior to February 28, 2018.

The Asset Sale Agreement includes representations, warranties, indemnifications, covenants and termination provisions for each of the parties. The Company has generally agreed to indemnify the Purchaser for certain losses from liabilities incurred or arising before the closing of the transaction. Under the Asset Sale Agreement, Purchaser will assume the Company’s funding obligations under the Pension Fund for Hospital and Health Care Employees of Philadelphia and Vicinity, a multi-employer pension plan related to the Divested Assets. For five years following the closing date, the Company will be contingently liable under the Employee Retirement Income Security Act of 1974 for up to approximately $70 million in the event a withdrawal liability is triggered with respect to this pension plan.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report contains “forward-looking statements”—that is, statements that relate to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “assume,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include, but are not limited to, the factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2016 and other filings with the Securities and Exchange Commission.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release issued on September 1, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENET HEALTHCARE CORPORATION

By:	/s/ Daniel J. Cancelmi
Daniel J. Cancelmi
Chief Financial Officer

Date:            September 1, 2017

EXHIBIT INDEX

99.1	Press Release issued on September 1, 2017